Exhibit 10.10

MASTER REPURCHASE AGREEMENT

Dated as of October 27, 2011

between

RAIT CMBS CONDUIT I, LLC,

as Seller,

and

CITI BANK, N.A.,

as Buyer

i

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Custodial Delivery

EXHIBIT IV	Conduit Loan Due Diligence Checklist

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan

EXHIBIT VII	Collateral Tape

EXHIBIT VIII	Form of Transaction Request

EXHIBIT IX	Form of Irrevocable Direction Letter

ii

MASTER REPURCHASE AGREEMENT, dated as of October 27, 2011, by and among RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company (“Seller”) and CITIBANK, N.A., a national banking association (“Buyer”).

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.	DEFINITIONS

“Acceptable Attorney” means Ledgewood; Alston & Bird LLP; Cadwalader, Wickersham & Taft LLP; McKenna Long & Aldridge LLP; Dechert LLP; Sills Cummis & Gross P.C. or any other attorney-at-law acceptable to Buyer in its commercially reasonable discretion.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Loan in the jurisdiction where the related Mortgaged Property is located.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Master Repurchase Agreement, dated as of October 27, 2011, by and between RAIT CMBS Conduit I, LLC, and Citibank, N.A., as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to each Transaction:

(i) so long as no Event of Default shall have occurred and be continuing, two hundred fifty basis points (i.e., 2.50%),

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.0%).

“Assignment Documents in Blank” shall mean the (i) allonge in blank, (ii) omnibus assignment in blank, (iii) Assignment of Mortgage in blank, and (iv) assignment of Assignment of Leases in blank, for each Purchased Loan.

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance acceptable to the Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee of the Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Blocked Account Agreement” shall mean that certain Blocked Account Agreement, dated as of the date hereof, between Buyer, Seller and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate

Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Citibank, N.A., or any successor or assign.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at the Depository.

“Certified Operating Histories” shall have the meaning specified in Exhibit VI.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of the Buyer:

(i) Sponsor shall no longer own 100% of the common shares of Taberna Realty Finance Trust or Taberna Realty Finance Trust shall no longer own, directly or indirectly, 100% of the ownership interest in Seller; provided, that Buyer shall not unreasonably withhold or delay its approval to any request from Sponsor to reduce either of the aforementioned 100% to a lower percentage (but not less than 51%);

(ii) Sponsor shall no longer control Seller;

(iii) any merger, reorganization or consolidation of the Sponsor where the successor entity is not the Sponsor as of the date of this Agreement; or

(iv) any conveyance, transfer or disposal of all or substantially all assets of Seller to any Person (other than Buyer) that does not result in the repurchase by Seller of all Purchased Loans.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Conduit Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of October 27, 2011, by and among the Custodian, the Seller and the Buyer.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal reasonably acceptable to Buyer.

“Due Diligence Package” shall mean (i) the Collateral Tape, (ii) the items on the Conduit Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible Loans” shall mean performing whole mortgage loans (“Whole Loans”) or Senior Interests in Whole Loans secured by first liens on stabilized commercial properties which meet current standards for inclusion in commercial mortgage-backed securities transactions and which loans are acceptable to Buyer in its sole discretion.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the

Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Facility Amount” shall mean $100,000,000.

“Facility Expiration Date” shall mean October 27, 2013.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three federal funds brokers of recognized standing selected by it.

“Fee Agreement” shall mean that certain letter agreement, dated as of October 27, 2011, between the Seller and the Buyer.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall mean a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the Purchased Loan; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Sponsor to Buyer, of amounts due under this Agreement to Buyer, plus any actual, out-of-pocket costs reasonably incurred in connection with the enforcement, and pursuant to the terms, of such Guaranty.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with Buyer or an Affiliate of Buyer or one or more other counterparties reasonably acceptable to the Buyer.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.

“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).

“Junior Interest” shall mean a “B-note” in an “A/B” structure in a commercial real estate loan.

“ISDA Master Agreement” shall mean the ISDA 2002 Master Agreement (including respective schedules, annexes and confirmations), dated as of August 10, 2011, by and between Seller and Buyer, as such agreement may be modified or supplemented from time to time.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or operations of Seller and Sponsor, taken as a whole, (b) the ability of Seller or Sponsor to pay and perform its obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.

“Margin Amount” shall mean, with respect to any Transaction as of any date of determination, an amount equal to the product of the Margin Percentage and the outstanding Purchase Price of the Purchased Loan for such Transaction as of such date.

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Excess” shall have the meaning specified in Section 4(c) hereof.

“Margin Percentage” shall mean 133.33%.

“Market Value” shall mean with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer on each Business Day in its sole good faith discretion. Market value may be adjusted by Buyer due to either (i) price, yield or spread movements related to comparable loans or (ii) credit events with respect to such Purchased Loan, the related Mortgagor or relevant property market related to such Purchased Loan.

The value (positive or negative) of any Hedging Transactions assigned to Buyer or to which Seller and Buyer are parties in connection with such Purchased Loan shall be included in the determination of Market Value.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“OFAC List” shall mean the Specially Designated Nationals list maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC).

“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such

Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L.

104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Percentage” shall mean 75.00%.

“Purchase Price” shall mean, with respect to any Purchased Loan, (x) as of any Purchase Date for any Purchased Loan an amount (expressed in dollars) equal to the product obtained by multiplying (i) the lesser of (x) the Market Value of such Purchased Loan and (y) the par amount of such Purchased Loan by (ii) the Purchase Percentage and (y) thereafter, such amount referred to in clause (x) reduced by (a) any amount applied to reduce the Purchase Price pursuant to Section 4(a) or 5 of this Agreement and increased by (b) any amount transferred by Buyer to Seller pursuant to Section 4(c) of this Agreement.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(e), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.

“REC” shall have the meaning specified in Exhibit VI.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Loan, the earlier of:

(x)	the Facility Expiration Date, or

(y)

the thirtieth (30th) day of the month (or if such day is not a Business Day, the immediately succeeding Business Day) in the month following the month in which the Purchase Date occurs; provided, that notwithstanding the foregoing, so long as an Event of Default has not occurred and is not continuing as of such date, the Repurchase Date initially determined pursuant to this clause (y) shall be automatically extended for one calendar month to the thirtieth (30th) day of the immediately following month (or if such day is not a Business Day, the immediately succeeding Business Day) up to five times (i.e. a total of six consecutive months in total).

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, and (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by the Buyer. Notwithstanding anything herein to the contrary, Buyer shall not implement Reserve Requirements for purposes of determining the LIBO Rate unless Buyer shall be making the same determination generally on all of its similarly situated customers.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Seller” shall mean RAIT CMBS Conduit I, LLC, a Delaware limited liability company.

“Senior Interest” shall mean an “A note” in an “A/B structure” in a commercial real estate loan.

“Servicing Agreement” shall have the meaning specified in Section 29(b).

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following: (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.

“Servicing Records” shall have the meaning specified in Section 29(b).

“Significant Purchased Loan Modification” means any written modification or amendment of a Purchased Loan which

(i) reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount was not taken into account by Buyer in determining the related Purchase Price,

(ii) increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances,

(iii) modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question,

(iv) changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,

(v) subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of the Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),

(vi) releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,

(vii) waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation, or

(viii) waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or

(ix) waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans, does not engage in any business unrelated to the Purchased Loans and the financing thereof, does not have any assets other than the Purchased Loans and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Sponsor” shall mean RAIT Financial Trust, a Maryland real estate investment trust.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to the Buyer in its commercially reasonable discretion and the company issuing the Title Policy for such Mortgaged Property.

“Title Exceptions” shall have the meaning specified in Exhibit VI.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall have the meaning set forth in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Custodial Agreement, the Blocked Account Agreement, the ISDA Master Agreement and all Confirmations executed pursuant to this Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller or Sponsor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of the Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Whole Loans” shall have the meaning specified in the definition of the term “Eligible Loan”.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all Transactions shall not exceed the Facility Amount and (ii) Buyer shall not have any obligation to enter into Transactions with Seller after the occurrence and during the continuance of a Default or an Event of Default or during the thirty (30) day period immediately prior to the Facility Expiration Date. Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for the Buyer’s underwriting of such Eligible Loan. Upon Buyer’s receipt of the Transaction Request and diligence materials, Buyer shall use commercially reasonable efforts to within ten (10) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction. Buyer’s failure to respond to Seller within ten (10) Business Days, as applicable, shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller.

(b) Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loans, shall identify Buyer and Seller, and shall set forth:

(i)	the Purchase Date,

(ii)	the Purchase Price for such Purchased Loan,

(iii)	the Repurchase Date,

(iv)	the Pricing Rate, and

(v)	any additional terms or conditions not inconsistent with this Agreement.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction,

and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)	no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)	the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date);

(C)	Buyer shall have received from Seller all corporate and governmental approvals, legal opinions and closing documentation as Buyer may reasonably request,

(D)	Seller shall have paid all of Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this Agreement; and

(E)	Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction.

(c) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made no less than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller.

(d) No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default). Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date,

(ii)	on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction against transfer to the Seller or its agent of such Purchased Loan,

(iii)	on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no Margin Deficit exists.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e) On the Repurchase Date, termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.

(f) On any Remittance Date before the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty.

(g) If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination (with respect to subparagraph (i) only) shall be conclusive and binding upon Seller) that, (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice (with written notice to follow the next Business Day) thereof to Seller as soon as practicable thereafter. If such notice is given, and provided Buyer shall be making the same determination generally on all of its similarly situated customers, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until (1) the LIBO Rate is ascertainable for subsequent pricing periods (as determined by Buyer in the exercise of its reasonable business judgment) or (2) the LIBO Rate adequately and fairly reflects the cost to Buyer of making or maintaining Transactions during such Pricing Rate Period, as applicable, shall be a per annum rate equal to the Federal Funds Rate plus 25 basis points (0.25%) plus the Applicable Spread (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i) Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) default by the Seller in terminating any Transaction after the Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)	shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income); or

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall promptly pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(k) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

4.	MARGIN MAINTENANCE

(a) If at any time, the aggregate Market Value of the Purchased Loans shall be less than the product of (x) 98.00% and (y) the sum of the Margin Amounts calculated individually with respect to each Purchased Loan (a “Margin Deficit”), then Buyer may by notice to Seller in writing (including therein a description of the Market Value calculation for each Purchased Loan) require Seller to cure such Margin Deficit by either (i) transferring to Buyer additional cash collateral in an amount equal to (a) the difference between the sum of the Margin Amounts calculated individually with respect to each Purchased Loan and the aggregate Market Value of the Purchased Loans multiplied by (b) the Purchase Percentage, (ii) reducing the outstanding Purchase Price of the Purchased Loans such that the aggregate Market Value of the Purchased Loans is equal to the sum of the Margin Amounts or (iii) doing an early repurchase on an Early Repurchase Date pursuant to Section 3(d) of this Agreement in order to cure such Margin Deficit. Any cash transferred to Buyer pursuant to clause (ii) of Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the Purchase Price for each Purchased Loan on a dollar-for-dollar basis for which there was a Margin Deficit.

(b) If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day, the Seller shall transfer cash or additional collateral as provided in Section 4(a) by no later than the close of business on the second Business Day following the Business Day on which such notice is given. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c) If on any date no Margin Deficit or Default or Event of Default exists and the Market Value for any particular Purchased Loan exceeds the Margin Amount for such Purchased Loan as of such date, then Buyer, in response to Seller’s written request, to be delivered no more frequently than once each calendar month with respect to any Purchased Loan, shall transfer cash to Seller in an amount up to such excess multiplied by the Purchase Percentage (such amount, the “Margin Excess”); provided, that, Buyer shall not have any obligation to transfer cash to Seller with respect to any individual Purchased Loan in an amount greater than the amount of cash transferred by Seller to Buyer pursuant to Section 4(a) of this Agreement in reduction of the Purchase Price of such Purchased Loan.

(d) If any notice is given by Seller under Section 4(c) of this Agreement on any Business Day, the Buyer shall transfer cash as provided in Section 4(c) by no later than the close of business on the second Business Day following the Business Day on which such notice is given. The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(c) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(c) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement.

(b) With respect to each Purchased Loan, Seller shall deliver to each Mortgagor, issuer of a participation or borrower under a Purchased Loan an irrevocable direction letter (the “Irrevocable Direction Letter”) in the form attached as Exhibit IX to this Agreement instructing the Mortgagor, issuer of a participation or borrower to pay all amounts payable under the related Purchased Loan to the Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor, issuer of a participation or borrower forwards any Income with respect to a Purchased Loan to Seller rather than directly to the Cash Management Account, Seller shall

(i) deliver an additional Irrevocable Direction Letter to the applicable Mortgagor, issuer of a participation or borrower and make other commercially reasonable efforts to cause such Mortgagor, issuer of a participation or borrower to forward such amounts directly to the Cash Management Account and (ii) deposit in the Cash Management Account any such amounts within two (2) Business Days of Seller’s receipt thereof.

(c) On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for the related Transaction to the extent not previously paid to Buyer.

(d) So long as no Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments and net sale proceeds) and any deposits to reserve accounts made pursuant to the terms of the Purchased Loan Documents during each Collection Period shall be remitted by the Depository on the next Business Day to the account of Seller specified in the Confirmation.

(e) So long as no Event of Default shall have occurred and be continuing, (i) all partial Principal Payments in respect of each Purchased Loan (whether scheduled or unscheduled) received by the Depository during each Collection Period shall be paid to Buyer on the next Remittance Date and applied toward the reduction of the Purchase Price of each Purchased Loan until such Purchase Price has been reduced to zero and (ii) any Principal Payment of such Purchased Loan in full (whether scheduled or unscheduled) received by the Depository during each Collection Period shall be paid to Buyer on the next Remittance Date first in the amount necessary to reduce the Purchase Price of such Purchased Loan to zero and then to the extent necessary to cause the Purchase Price with respect to each other Purchased Loan to equal the product of the related Market Value and the applicable Purchase Percentage. Any Principal Payments not paid to Buyer pursuant to the preceding sentence on each Remittance Date shall be remitted to Seller.

(f) If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)	third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)	fourth, to make a payment to Buyer in reduction of the Repurchase Price of the Purchased Loans, such payment to be allocated amongst the

Purchased Loans as determined by Buyer in its sole discretion, until the Repurchase Price for all of the Purchased Loans has been reduced to zero;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

6.	SECURITY INTEREST

The Buyer and Seller intend that all Transactions hereunder be sales to the Buyer of the Purchased Loans and not loans from the Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to the Buyer to secure the payment and performance of all other amounts or obligations owing to the Buyer pursuant to this Agreement, the ISDA Master Agreement and the related documents described herein, subject to the terms of this Agreement:

(a) the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b) the Hedging Transactions entered into pursuant to this Agreement;

(c) the Cash Management Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in the Cash Management Account;

(d) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

The Buyer’s security interest in the Collateral shall terminate only upon termination of the Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) while Buyer owns the Purchased Loans, Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7.	PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its commercially reasonable discretion may elect to permit the Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as the Seller causes an Acceptable Attorney to deliver to the Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, the Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such Purchased Loan to the Custodian on or prior to the Purchase Date with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day after the related Purchase Date):

With respect to each Purchased Loan that is a Whole Loan, to the extent applicable:

(i)	The original Mortgage Note (or senior Mortgage Note in an “A/B” structure) bearing all intervening endorsements.

(ii)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(iii)	An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)	Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)	An original of the Assignment Documents in Blank.

(vi)	Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)	An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(ix)	An original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)	Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)	A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing or submission for filing thereon, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An environmental indemnity agreement (if any).

(xiii)	A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xiv)	Mortgagor’s certificate or title affidavit (if any).

(xv)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(xvi)	A copy of the Mortgagor’s opinion of counsel (if any).

(xvii)	An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Loan which is a Senior Interest in a Whole Loan:

(i)	the original or a copy of all of the documents described above with respect to a Purchased Loan which is a whole mortgage loan;

(ii)	if applicable, an original participation certificate bearing all intervening endorsements, endorsed “Pay to the order of ______ without recourse” and signed in the name of the Last Endorsee by an authorized Person;

(iii)	an original or copy of any participation agreement and an original or copy of any intercreditor agreement, co–lender agreement and/or servicing agreement executed in connection with the Purchased Loan; and

(iv)	the omnibus assignment of Purchased Loan sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Loan.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) after the occurrence and during the continuance of an Event of Default, take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by the Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(c) Unless an Event of Default shall have occurred and be continuing, Buyer shall exercise all voting and corporate rights with respect to the Purchased Loans in accordance with Seller’s written instructions; provided, however, that Buyer shall not be required to follow

Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s good faith business judgment, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a) Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of the Seller or an Affiliate of the Seller.

9.	[INTENTIONALLY OMITTED]

10.	REPRESENTATIONS

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)

Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)	Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv)

Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, the Sponsor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against the Sponsor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or the Sponsor, or which may have a material adverse effect on the validity of the Transaction Documents or the Purchased Loans or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor the Sponsor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)	Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all rights, title and interest of the Seller in, to and under the Collateral and the Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)	No Default. No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)	Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to the Buyer that each Purchased Loan sold hereunder and each pool of Purchased Loans sold in a Transaction hereunder, as of each Purchase Date for a Transaction conform to the applicable representations and warranties set forth in Exhibit VI attached hereto in all material respects, except as disclosed to the Buyer in writing. With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(ix)

Adequate Capitalization; No Fraudulent Transfer. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.

Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)	Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)	Members. Seller does not have any members other than RAIT Funding, LLC.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)	No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of the Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of the Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)	Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv)	Taxes. Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvi)	ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xvii)	Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller or the Sponsor unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller or the Sponsor.

(xviii)	Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)	Financial Information. All financial data concerning Seller that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. To the actual knowledge of Seller, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or in the operations of the Seller or, to the actual knowledge of Seller, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect on Seller.

(xx)	Notice Address; Jurisdiction of Organization. On the date of this Agreement, the Seller’s address for notices is located at c/o RAIT Financial Trust, 450 Park Avenue, New York, New York, 10022. Seller’s jurisdiction of organization is Delaware. The location where the Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)

Prohibited Person. None of the funds or other assets of Seller or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) no Prohibited Person has any interest of any nature whatsoever in Seller or Sponsor, as applicable, with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) none of the funds of Seller or Sponsor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) to the actual knowledge of Seller, none of Seller or Sponsor or any of their Affiliates has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person in violation of applicable laws; and (e) none of Seller or Sponsor is a Prohibited Person. The foregoing representation is made to Seller’s knowledge with respect to the members (and its direct and indirect owners) of Seller and Sponsor not controlled by Sponsor.

11.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of the Buyer:

(a) take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(e) modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));

(f) consent or assent to any amendment or supplement to, or termination of any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(g) admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;

(h) after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

12.	AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, which requests, so long as an Event of Default has not occurred and is not continuing, shall not be made more frequently than once every thirty (30) days.

(c) Seller (1) shall defend the right, title and interest of the Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e) With respect to each Purchased Loan, Seller shall enter into Hedging Transactions pursuant to a hedging strategy acceptable to Buyer in Buyer’s commercially reasonable discretion and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer). Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.

(f) Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans as may be reasonably requested by Buyer from time to time.

(g) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Buyer, duly endorsed in a manner reasonably satisfactory to the Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i) Seller shall provide Buyer with the following financial and reporting information:

(i)	Within 60 days after the last day of each of the first three fiscal quarters in any fiscal year, Sponsor’s and Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;

(ii)	Within 120 days after the last day of its fiscal year, Sponsor’s audited and Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Sponsor, by an unqualified report of a nationally recognized independent certified public accounting firm, Grant Thornton LLP or any other accounting firm consented to by Buyer in its reasonable discretion;

(iii)	Within 30 days after the last day of each calendar month, any and all property level financial information with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of the Seller or an Affiliate, including, without limitation, rent rolls and income statements; and

(iv)	Within 30 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from the Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Sponsor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Sponsor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default exists.

(j) Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l) Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, in all material respects, in accordance with GAAP.

(m) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(n) Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports (in each case, to the extent in Seller’s possession) as Buyer may reasonably request.

13.	SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its organizational documents.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP or as a matter of law).

(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.

(f) It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g) It has not engaged and will not engage in any business other than the acquisition, origination, ownership, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Loans; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred.

(j) It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) The Seller shall not take any of the following actions without the affirmative vote of the Independent Director: (i) permit its members to dissolve or liquidate the Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q) It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, financing and disposition of Purchased Loans.

(r) It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(s) It shall not maintain any employees.

(t) It shall at all times maintain at least one Independent Director. For so long as the Seller’s obligations under this Agreement and the other Transaction Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including when applicable without the affirmative vote of such Independent Director).

14.	EVENTS OF DEFAULT; REMEDIES

(a) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall be an Event of Default under this Agreement:

(i)	Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;

(ii)	Seller fails to comply in all material respects with Section 4 hereof;

(iii)	an Act of Insolvency occurs with respect to Seller or Sponsor;

(iv)	Seller shall admit in writing to the Buyer its inability to, or its intention not to, perform any of its obligations hereunder;

(v)	either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans;

(vi)	if an event occurs which would constitute (a) an Event of Default under the ISDA Master Agreement or (b) a Termination Event or an Additional Termination Event under the ISDA Master Agreement (and, in the case of this clause (b), Seller has failed to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of Section 6 of such ISDA Master Agreement);

(vii)	failure of the Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)	failure of the Seller to make any other payment owing to the Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or five (5) Business Days (in the case of any other such failure);

(ix)	any governmental, regulatory, or self-regulatory authority shall have removed, restricted, suspended or terminated the rights, privileges, or operations of Seller which has a material adverse effect on the financial condition or business operations of Seller;

(x)	a Change of Control shall have occurred;

(xi)	any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties set forth in Section 10(b)(viii) made by the Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided the Seller repurchases the related Purchased Loan on an Early Repurchase Date no later than five (5) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made);

(xii)	the Sponsor shall fail to observe any of the financial covenants set forth in the Guaranty or shall have defaulted or failed to perform under the Guaranty in any material respect (after the expiration of any applicable grace, notice and/or cure periods);

(xiii)

a final non-appealable judgment by any competent court in the United States of America having jurisdiction over Seller for the payment of money in an amount greater than $100,000 (in the case of the Seller) or $2,500,000 (in the case of the Sponsor) shall have been rendered against Seller or the Sponsor, unless execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment;

(xiv)	Sponsor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $2,500,000, or (B) permits the acceleration of the maturity of obligations in excess of $2,500,000 by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Sponsor cures such default, failure to perform or breach, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement; or

(xv)	if Seller shall breach or fail to perform any of the terms, covenants or obligations of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within fifteen (15) days after written notice thereof to Seller from the applicable party or its successors or assigns, provided, that if such breach or failure is of a nature that it cannot be cured within said fifteen (15) day period and Seller commences and diligently continues curing such breach or failure within such fifteen (15) day period, then Seller shall have an additional fifteen (15) days (i.e. thirty (30) days in total) to cure such breach or failure (each of (i) through (xv), an “Event of Default”).

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)	At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)	to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and

(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)	Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses reasonably incurred by Buyer in connection with Seller’s default; (w) second, the amount, if any, payable by Seller in the event any Hedging Transactions related to such Purchased Loans are being terminated; (x) third, to the Repurchase Price; (y) fourth, to any other outstanding obligation of Seller to Buyer or its Affiliates pursuant to this Agreement; and (z) fifth, to pay the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(iv)

The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any

Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)	Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)	Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)	Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)	Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)

Upon the designation of any Accelerated Repurchase Date, the Buyer may, without prior notice to the Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.	RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, IF AND TO THE EXTENT CONSISTENT WITH APPLICABLE LAW AND THE RULES OF COURT AND EVIDENCE.

17.	NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

18.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	NON-ASSIGNABILITY

(a) The rights and obligations of the Seller under the Transaction Documents and under any Transaction shall not be assigned by the Seller without the prior written consent of the Buyer.

(b) Buyer shall be entitled to assign its rights and obligations under the Transaction Documents and/or under any Transaction (subject to the terms of Section 8(a)) to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, with respect to participations, Seller shall not be obligated to deal directly with any party other than Buyer or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued.

(c) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

21.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22.	USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23.	INTENT

(a) The parties recognize and agree that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code and (ii) the grant of a security interest set forth in Sections 6 and 29(b) hereof to secure the rights of the Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”. Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code except insofar as the type of asset subject to the Transactions or, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.

(b) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the

Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of the Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of the Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION

DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.	INDEMNITY

The Seller hereby agrees to indemnify the Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income or similar taxes of the Buyer), fees, costs, expenses (including reasonable attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any

Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans (including, without limitation, those incurred pursuant to Section 28 hereof) and the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that, the obligation of Seller under this Agreement is a recourse obligation of Seller.

28.	DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with the Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased

Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28.

29.	SERVICING

(a) Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan. Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Seller or, upon request of Seller, any third party servicer approved by Buyer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Seller or such third party to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall service or cause the servicer to service the Purchased Loans pursuant to this Agreement in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment and maintained by other prudent mortgage lenders with respect to senior interests in mortgage loans similar to the Purchased Loans. Seller shall obtain the written consent of Buyer prior to appointing any third party servicer for a Purchased Loan, which consent shall not be unreasonably withheld or delayed so long as such servicer is rated not lower than “Average” by Standard & Poor’s Ratings Services in its ratings of primary servicers.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate the Seller or any servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ or permit a servicer to employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer, which consent shall not be unreasonably withheld or delayed so long as such sub-servicer is rated not lower than “Average” by Standard & Poor’s Ratings Services in its ratings of primary servicers. If the Purchased

Loans are serviced by a sub-servicer to Seller, Seller shall irrevocably assign all rights, title and interest in the Servicing Agreements in the Purchased Loans to Buyer.

(e) Seller shall cause any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Income with respect to the applicable Purchased Loan(s) in the Cash Management Accounts and acknowledging that upon the occurrence and during the continuance of an Event of Default Buyer may terminate such sub-servicer without the requirement to pay any termination or similar fee.

(f) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30.	MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer promptly all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i) The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger
Name:	Richard B. Schlenger
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]

Signature Page to Master Repurchase Agreement

SELLER:

RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:	/s/ James J. Sebra
Name:	James J. Sebra
Title:	SVP & CAO

Signature Page to Master Repurchase Agreement

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Conduit Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Irrevocable Direction Letter

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Richard Schlenger

Tel: (212) 816-7806

Fax: (212) 816-8307

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Brian Krisberg, Esq.

Tel: (212) 839-8735

Fax: (212) 839-5599

Seller:

RAIT CMBS Conduit I, LLC

c/o RAIT Financial Trust

450 Park Avenue

New York, New York 10022

Attention: Ron Wechsler and Scott Davidson

Tel: (212) 735-1490

Fax: (212) 735-1499

With copies to:

RAIT Financial Trust

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: Jamie Reyle, Esq., Corporate Counsel

Tel: (215) 243-9019

Fax: (215) 405-2945

And, if the notice is being sent under Section 4(a), with a copy to:

RAIT Financial Trust

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: James Sebra, Chief Accounting Officer

Tel: (215) 243-9000

Fax: (215) 243-9097

EXHIBIT I

CONFIRMATION STATEMENT

Ladies and Gentlemen:

Citibank, N.A., is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Citibank, N.A. shall purchase from you the Purchased Loans identified in the Master Repurchase Agreement, dated as of October 27, 2011 (the “Agreement”), between Citibank, N.A. (“Buyer”) and RAIT CMBS Conduit I, LLC (“Seller”) as follows below and on the attached Schedule 1. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	__________, 2011

Purchased Loans:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Loans:	As identified on attached Schedule 1

Repurchase Date:	__________, 2011, subject to extension as provided in the Agreement

Purchase Price:	$

Pricing Rate:	one month LIBOR plus 2.50%

Buyer’s Margin Percentage:	133.33%

Governing Agreements:	As identified on attached Schedule 1

Seller’s Account Information:

Name and address for communications:	Buyer:	Citibank, N.A. 388 Greenwich Street New York, New York 10013 Attention: Richard Schlenger Tel: (212) 816-7806 Fax: (212) 816-8307

	Seller:	RAIT CMBS Conduit I, LLC, c/o RAIT Financial Trust 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: Jamie Reyle, Esq., Corporate Counsel Tel: (215) 243-9019 Fax: (215) 405-2945

CITIBANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Loan:

Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

EXHIBIT III

FORM OF CUSTODIAL DELIVERY

On this ______ of ________, 20__, RAIT CMBS Conduit I, LLC, as Seller under that certain Master Repurchase Agreement, dated as of October 27, 2011 (the “Repurchase Agreement”) between Citibank, N.A. (“Buyer”) and RAIT CMBS Conduit I, LLC, does hereby deliver to Wells Fargo Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of October 27, 2011 (the “Custodial Agreement”), among Buyer, Custodian and RAIT CMBS Conduit I, LLC, the Purchased Loan Files with respect to the Purchased Loans to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Loans are listed on the Purchased Loan Schedule attached hereto and which Purchased Loans shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Loan Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Loan Files to ascertain delivery of the documents listed in Section 3(g) to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

IN WITNESS WHEREOF, the Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:
Name:
Title:

EXHIBIT IV

CONDUIT LOAN DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report

Site Inspection Report

Maps and Photos

Borrower/Sponsor Information

Credit Reports

Financial Statements & Tax Returns

Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Insurance Review

Retail Sales Figures

Market Survey

Leasing Information

Stacking Plan

Major Leases

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports

Appraisals

Environmental Site Assessments

Engineering Reports

Seismic Reports

Other Information

Hotel Franchise Compliance Reports

Hotel Franchise Agreement

Hotel Franchise Comfort Letters

Ground Lease

Management Contract

Documentation

Purchase and Sale Agreement

Closing Statement

Legal Binder

EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that RAIT CMBS Conduit I, LLC (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) after the occurrence and during the continuance of an Event of Default, the enforcement of the Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Master Repurchase Agreement dated as of October 27, 2011 (the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this 27th day of October, 2011.

RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED LOAN

(1)	Purchased Loan Schedule. The information pertaining to each Purchased Loan set forth in the Purchased Loan Schedule is true and accurate in all material respects as of the Purchase Date.

(2)	Legal Compliance – Origination. The origination practices of the Seller (or the related originator if the Seller was not the originator) have been, in all material respects, legal and as of the date of its origination, such Purchased Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI.

(3)	Good Title; Conveyance. Immediately prior to the sale, transfer and assignment to the Buyer, the Seller had good title to, and was the sole owner of, each Purchased Loan, and the Seller is transferring such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan (other than the rights of the holder of a related Junior Interest). Upon consummation of the transactions contemplated by this Agreement, the Seller will have validly and effectively conveyed to the Buyer all legal and beneficial interest in and to such Purchased Loan free and clear of any pledge, lien or security interest (other than the rights of a holder of a Junior Interest).

(4)	Future Advances. The proceeds of such Purchased Loan have been fully disbursed (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the Mortgaged Property), and there is no requirement for future advances thereunder by the mortgagee.

(5)

Legal, Valid and Binding Obligation. Each related Mortgage Note, Mortgage, Assignment of Leases (if contained in a document separate from the Mortgage) and other agreement that evidences or secures such Purchased Loan (or the related Whole Loan, as applicable) and was executed in connection with such Purchased Loan by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Loan Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such

5

provisions renders any of the Purchased Loan documents invalid as a whole and such Purchased Loan documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits afforded thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Assignment of Leases (as set forth in the Mortgage or in a document separate from the related Mortgage and related to and delivered in connection with each Purchased Loan) establishes and creates a valid and enforceable first priority assignment of, or a valid first priority security interest in, the related Mortgagor’s right to receive payments due under all leases, subleases, licenses or other agreements pursuant to which any Person is entitled to occupy, use or possess all or any portion of the Mortgaged Property, subject to any license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such leases, and subject to the limitations set forth above and the Title Exceptions. The related Mortgage Note, Mortgage and Assignment of Leases (if contained in a document separate from the Mortgage) contain no provision limiting the right or ability of the Seller to assign, transfer and convey the related Purchased Loan to any other Person.

(6)	No Offset or Defense. Subject to the limitations set forth in paragraph (5), as of the date of its origination there was, and as of the Purchase Date there is, no valid right of offset and no valid defense, counterclaim, abatement or right to rescission with respect to any of the related Mortgage Notes, Mortgage(s) or other agreements executed in connection therewith, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

(7)	Assignment of Mortgage and Assignment of Assignment of Leases. Subject to the limitations and exceptions set forth in paragraph (5), each assignment of Mortgage and assignment of Assignment of Leases from the Seller constitutes the legal, valid and binding assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable upon notice to but without the consent of the related Mortgagor.

(8)

Mortgage Lien. The Mortgagor has good indefeasible fee simple title (or with respect to Purchased Loans described in paragraph (48), leasehold title) to the related Mortgaged Property and each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property (and/or Ground Lease, if applicable), subject to the limitations and exceptions set forth in paragraph (5) and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, (c) the exceptions (general and specific) and exclusions set forth in the applicable Title Policy (described in paragraph (11) below) or appearing of record, (d) other matters to which like properties are commonly subject, (e) the right of tenants (whether under ground leases, space leases or operating leases) pertaining to the related Mortgaged Property and condominium declarations, (f) if such

6

Purchased Loan is cross-collateralized and cross-defaulted with any other Purchased Loan, the lien of the Mortgage for such other Purchased Loan and (g) if such Purchased Loan is part of a Whole Loan, the rights of the holder of the related Junior Interest, none of which exceptions described in clauses (a) – (g) above, individually or in the aggregate, materially and adversely interferes with (1) the current use of the Mortgaged Property, (2) the security intended to be provided by such Mortgage, (3) the Mortgagor’s ability to pay its obligations under the Purchased Loan when they become due or (4) the value of the Mortgaged Property. The Mortgaged Property is free and clear of any mechanics’ or other similar liens or claims which are prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy. To the Seller’s actual knowledge no rights are outstanding that under applicable law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage, unless such lien is bonded over, escrowed for or covered by insurance.

(9)	Taxes and Assessments. All real estate taxes and governmental assessments, or installments thereof, which could be a lien on the related Mortgaged Property and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(10)	Condition of Mortgaged Property; No Condemnation. To the Seller’s actual knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable Purchased Loans, as of the Purchase Date, (a) each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such Mortgaged Property as security for the Purchased Loan and (b) there was no proceeding pending for the total or partial condemnation of such Mortgaged Property.

(11)

Title Insurance. The lien of each related Mortgage as a first priority lien in the original principal amount of such Purchased Loan (or related Whole Loan, as applicable, or, in the case of a Purchased Loan secured by multiple Mortgaged Properties an allocable portion thereof) is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction (the “Title Policy”), insuring the originator of the Purchased Loan or Whole Loan, its successors and assigns, subject only to the Title Exceptions; such originator or its successors or assigns is the named insured of such policy; such policy is assignable without consent of the insurer and will inure to the benefit of the Buyer as mortgagee of record; such policy, if issued, is in full force and effect and all premiums thereon have been paid; no claims have been made under such policy and the Seller has not done anything, by act or omission, and to the Seller’s actual knowledge there is no matter, which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do

7

business in the jurisdiction in which the related Mortgaged Property is located to the extent required. The Title Policy contains no material exclusion for, or alternatively it insures (unless such coverage is unavailable in the relevant jurisdiction) (a) access to a public road or (b) against any loss due to encroachment of any material portion of the improvements thereon.

(12)

Insurance. As of the origination date of each Purchased Loan (or related Whole Loan, as applicable), and to the Seller’s actual knowledge, as of the Purchase Date, all insurance coverage required under the related Purchased Loan Documents was in full force and effect. Each Purchased Loan requires insurance in such amounts and covering such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, including requirements for (a) a fire and extended perils insurance policy, in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such Mortgaged Property, or (ii) the outstanding principal balance of the Purchased Loan (or in the case of a Whole Loan, the outstanding principal balance of the Whole Loan), and in any event, the amount necessary to prevent operation of any co-insurance provisions (except with respect to a Purchased Loan secured by mobile home parks or manufactured housing communities, in which case such coverage is required only with respect to buildings owned by the related Mortgagor that are permanently located on the related Mortgaged Property), (b) except if such Mortgaged Property is operated as a mobile home park, business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related Mortgaged Property, (c) commercial general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property, in an amount customarily required by prudent institutional lenders and (d) if such Purchased Loan is secured by a Mortgaged Property (other than a manufactured housing property) located in “seismic zones” 3 or 4, a seismic assessment by an independent third party provider was conducted and if the seismic assessment (based on a 450-year lookback with a 10% probability of exceedance in a 50-year period) revealed a probable maximum loss equal to 20% or higher, earthquake insurance. If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, such Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Purchased Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related Mortgaged Property. To the Seller’s actual knowledge, as of the Purchase Date, all premiums due and payable through the Purchase Date have been paid and no notice of termination or cancellation with respect to any such insurance policy has been received by the Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial mortgage lender with respect to a similar Purchased Loan and which are set forth in the related Mortgage, the related Purchased Loan documents require that any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Purchased Loan, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other

8

exceptions customarily provided for by prudent institutional lenders for similar loans. The hazard insurance policies each contain a standard mortgagee clause naming the Seller and its successors and assigns as loss payee or additional insured, as applicable, and each insurance policy provides that they are not terminable without 30 days prior written notice to the mortgagee (or, with respect to non-payment, 10 days prior written notice to the mortgagee) or such lesser period as prescribed by applicable law. The loan documents for each Purchased Loan (a) require that the Mortgagor maintain insurance as described above or permit the mortgagee to require that the Mortgagor maintain insurance as described above, and (b) permit the mortgagee to purchase such insurance at the Mortgagor’s expense if the Mortgagor fails to do so. The insurer with respect to each policy is qualified to write insurance in the relevant jurisdiction to the extent required.

(13)	No Material Default. Other than payments due but not yet 30 days or more delinquent, there is no monetary event of default existing under the related Mortgage or the related Mortgage Note and, to the Seller’s actual knowledge, (i) there is no material default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note, and (ii) there is no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered in this Exhibit VI (including any schedule or exhibit hereto). The Seller has not waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note, unless a written waiver to that effect is contained in the related Purchased Asset File being delivered, and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Purchased Asset File, no Person or party other than the holder of such Mortgage Note may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

(14)	Payment Record. As of the Purchase Date, each Purchased Loan is not, and in the prior 12 months (or since the date of origination if such Purchased Loan (or related Whole Loan, as applicable) has been originated within the past 12 months), has not been, 30 days or more past due in respect of any scheduled payment.

(15)	Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(16)

Qualified Mortgage. Each Purchased Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to Treasury Regulations Sections 1.860G-2(f)(2) or 1.860G-2(a)(3) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision), and, accordingly, each Purchased Loan is directly secured by a Mortgage on a commercial property or a multifamily residential property, and either (1) substantially all of the proceeds of such Purchased Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real

9

property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Purchased Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property that secures such Purchased Loan was at least equal to (a) 80% of the principal balance of the Purchased Loan as of the Testing Date or (b) 80% of the unpaid principal balance of the Purchased Loan as of the Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the Purchased Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the Purchased Loan, and (2) the “Testing Date” shall be the date on which the referenced Purchased Loan was originated unless (a) such Purchased Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Purchased Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Purchased Loan was in default or when default with respect to such Purchased Loan was reasonably foreseeable. However, if the referenced Purchased Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Purchased Loan was not in default or when default with respect to such Purchased Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred. Each yield maintenance payment and prepayment premium payable under the Purchased Loans is a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). As of the Purchase Date, the related Mortgaged Property, if acquired in connection with the default or imminent default of such Purchased Loan, would constitute “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(17)

Environmental Conditions and Compliance. One or more environmental site assessments or updates thereof were performed by an environmental consulting firm independent of the Seller or the Seller’s Affiliates with respect to each related Mortgaged Property during the 18-months preceding the origination of the related Purchased Loan (or related Whole Loan, as applicable), and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material and adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s). If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-05, as recommended by the American Society for Testing and Materials (“ASTM”), with respect to the related Mortgaged Property and the same have not been subsequently addressed in all material respects, then either one or a combination of (i) an escrow greater than or equal to 100% of the amount identified as necessary by the environmental consulting firm to address the REC is held by the Seller for purposes of effecting same (and the Mortgagor has covenanted in the Purchased Loan documents to perform such work), (ii) a responsible party, other than the Mortgagor, having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such

10

circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law or regulation, (iii) the Mortgagor has provided an environmental insurance policy, (iv) an operations and maintenance plan was the only action recommended and such plan has been or will be implemented or (v) such conditions or circumstances were investigated further and a qualified environmental consulting firm recommended no further investigation or remediation. Each of the Purchased Loans which is covered by a lender’s environmental insurance policy obtained in lieu of an Environmental Site Assessment (“In Lieu of Policy”) is in an amount equal to 125% of the outstanding principal balance of the related Purchased Loan and has a term ending no sooner than the date which is five years after the maturity date of the related Purchased Loan, is non-cancelable by the insurer during such term and the premium for such policy has been paid in full. All environmental assessments or updates that were in the possession of the Seller and that relate to a Mortgaged Property identified as being insured by an In Lieu of Policy have been delivered to or disclosed to the In Lieu of Policy carrier issuing such policy prior to the issuance of such policy.

(18)	Customary Mortgage Provisions. Each related Mortgage Note, Mortgage and Assignment of Leases (if contained in a document separate from the Mortgage) contain customary and, subject to the limitations and exceptions set forth in paragraph (5) and applicable state law, enforceable provisions for comparable mortgaged properties similarly situated such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure.

(19)	Bankruptcy. No Mortgagor is a debtor in, and no Mortgaged Property (other than any tenants of such Mortgaged Property) is the subject of, any state or federal bankruptcy or insolvency proceeding.

(20)	Whole Loan; No Equity Participation, Contingent Interest or Negative Amortization. Except with respect to a Purchased Loan that is part of a Whole Loan, each Purchased Loan is a whole loan. None of the Purchased Loans contain any equity participation, preferred equity component or shared appreciation feature by the mortgagee nor does any Purchased Loan provide the mortgagee with any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property.

(21)

Transfers and Subordinate Debt. Subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Loan documents (which may provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property such as transfers of worn out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers of leases entered into in accordance with the Purchased Loan documents),

11

(a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers, (ii) transfers to certain affiliates as defined in the related Purchased Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan documents or a Person satisfying specific criteria identified in the related Purchased Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraph (24) below or, (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Loan or that was permitted after origination of the related Purchased Loan or may be permitted in the future under the related Purchased Loan documents, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Junior Interest of any Purchased Loan or any subordinate debt that existed at origination and is permitted under the related Purchased Loan documents, (ii) trade debt and equipment or other personal property financing in the ordinary course of business or (iii) any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan. Except as related to (a)(i), (ii), (iii), (iv), (v), (vi) or (vii) above or (b)(i), (ii) or (iii) above, no Purchased Loan may be assigned to another entity without the mortgagee’s consent. The Mortgage or other Purchased Loan document provides that the Mortgagor is required to pay all reasonable out-of-pocket expenses of the lender incurred with respect to any transfer or encumbrance, including rating agency fees that are incurred in connection with the review and consent to any transfer or encumbrance.

(22)	Waivers and Modification. Except as set forth in the related Purchased Asset File, the terms of the related Mortgage Note and Mortgage have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage.

(23)	Inspection. Each related Mortgaged Property was inspected by or on behalf of the related originator or an affiliate of the originator during the 12 month period prior to the related origination date.

(24)

Releases of Mortgaged Property. (A) Since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Purchased Loan or materially interferes with the security intended to be provided by such Mortgage; and (B) the terms of the related Purchased Loan documents do not permit the release of any portion of the Mortgaged Property from the lien of the Mortgage except in compliance with REMIC Provisions and only (i) in consideration of payment in full (or in certain cases, the allocated loan amount) therefor, (ii) in connection with the substitution of all or a portion of the Mortgaged Property in exchange for delivery of U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, in a defeasance (or a partial defeasance, in the case of a release of a portion of the Mortgaged Property) meeting the requirements of paragraph (42) below, (iii) where such portion to be released was not considered material for purposes of

12

underwriting the Purchased Loan and such release was contemplated at origination, (iv) conditioned on the satisfaction of certain underwriting and other requirements, including payment of (or partial defeasance in the amount of) a release price in an amount equal to not less than 125% of the allocated loan amount for such Mortgaged Property or the portion thereof to be released, or (v) in connection with the substitution of a replacement property in compliance with REMIC Provisions; provided that in the case of clauses (i), (iii) and (iv), for all Purchased Loans originated after December 6, 2010, a payment of principal is required to be made in an amount required by the REMIC Provisions if the fair market value of the real property constituting the remaining Mortgaged Property after the release is not equal to at least (x) 80% of the principal balance of the Purchased Loan (or Whole Loan, if applicable) outstanding after the release or (y) the fair market value of the Mortgaged Property immediately before the release. The Purchased Loan documents require the Mortgagor to pay all related reasonable out-of-pocket expenses of the lender in connection with any release described in this paragraph (24).

(25)	Compliance with Applicable Law. To the Seller’s actual knowledge, based upon a letter from governmental authorities, a legal opinion, an endorsement to the related title policy, or other due diligence considered reasonable by prudent commercial mortgage lenders taking into account the location of the Mortgaged Property, as of the date of origination of such Purchased Loan (or related Whole Loan, as applicable) and as of the Purchase Date, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the Mortgaged Property or the use and occupancy thereof other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Loan documents evidencing such Purchased Loan require the Mortgagor to comply in all material respects with all applicable local, state and federal laws and regulations.

(26)	Improvements. To the Seller’s actual knowledge based on the Title Policy or surveys obtained in connection with the origination of each Purchased Loan (or related Whole Loan, as applicable), none of the material improvements which were included for the purposes of determining the appraised value of the related Mortgaged Property at the time of the origination of the Purchased Loan (or related Whole Loan, as applicable) lies outside of the boundaries and building restriction lines of such property nor encroaches upon any easements (except Mortgaged Properties, in each case, which are legal non-conforming improvements or uses), to an extent which would have a material adverse affect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by the related Title Policy) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by the related Title Policy).

(27)

Single Purpose Entity. With respect to each Purchased Loan with a unpaid principal balance (A) in excess of $5,000,000 the related Mortgagor has covenanted in its organizational documents and/or the Purchased Loan documents to own no significant asset other than the related Mortgaged Property and assets incidental to its ownership and operation of such Mortgaged Property, and to hold itself out as being a legal entity,

13

separate and apart from any other Person; and (B) in excess of $20,000,000, the representation and warranty in (A) above is true and the related Mortgagor (or if the Mortgagor is a limited partnership or a multi-member limited liability company, the special purpose general partner or special purpose managing member, as applicable, of the related Mortgagor), has at least one independent director, and the related Mortgagor has delivered a non-consolidation opinion of counsel. For each Purchased Loan for which the related Mortgagor has covenanted in its organizational documents and/or the Purchased Loan documents to own no significant asset other than the related Mortgaged Property and assets incidental to its ownership and operation of such Mortgaged Property, at the time of origination of the Purchased Loan (or related Whole Loan, as applicable), to the Seller’s actual knowledge, the Mortgagor was in compliance with such requirements.

(28)	Advance of Funds. (A) After origination, the Seller has not, directly or indirectly, advanced any funds to the Mortgagor, other than pursuant to the related Purchased Loan documents; and (B) to the Seller’s actual knowledge, no funds have been received from any Person other than the Mortgagor or it property manager, for or on account of payments due on the Mortgage Note (other than amounts paid by the tenant into a lender-controlled lockbox as specifically required under the related lease).

(29)	Litigation or Other Proceedings. As of the date of origination and, to the Seller’s actual knowledge, as of the Purchase Date, there was no pending action, suit or proceeding, or governmental investigation of which it has received notice, against the Mortgagor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (i) such Mortgagor’s ability to pay its obligations under the Purchased Loan, (ii) the security intended to be provided by the Purchased Loan documents or (iii) the current use of the Mortgaged Property.

(30)	Trustee Under Deed of Trust. As of the date of origination, and, to the Seller’s actual knowledge, as of the Purchase Date, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law.

(31)	Usury. The Purchased Loan accrues interest (exclusive of any default interest, late charges, yield maintenance charges or prepayment premiums) at a fixed rate, and complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(32)	Other Collateral. Except with respect to the Junior Interest of any Whole Loan or any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, to the Seller’s actual knowledge, the related Mortgage Note is not secured by any collateral that secures a loan that is not a Purchased Loan, except for loans permitted pursuant to paragraph (21)(b)(ii).

(33)	Flood Insurance. If the improvements on the Mortgaged Property are located in a federally designated special flood hazard area, the Mortgagor is required to maintain

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flood insurance with respect to such improvements and such policy is in full force and effect.

(34)	Escrow Deposits. All escrow deposits and payments required to be deposited with the Seller or its agent in accordance with the Purchased Loan documents have been (or by the Purchase Date will be) so deposited, are in the possession of or under the control of the Seller or its agent, and there are no deficiencies in connection therewith, other than amounts released from such escrows in accordance with the terms of the related Purchased Loan.

(35)	Licenses and Permits. To the Seller’s actual knowledge, based on the due diligence customarily performed in the origination of comparable Purchased Loans by prudent commercial lending institutions considering the related geographic area and properties comparable to the related Mortgaged Property, (i) as of the date of origination of the Purchased Loan (or related Whole Loan, as applicable), the related Mortgagor, the related lessee, franchisor or operator was in possession of all material licenses, permits and authorizations then required for use of the related Mortgaged Property, and, (ii) as of the Purchase Date, the Seller has no actual knowledge that the related Mortgagor, the related lessee, franchisor or operator was not in possession of such licenses, permits and authorizations. The Purchased Loan documents require the Mortgagor to maintain all such material licenses, permits and authorizations.

(36)	Organization of Mortgagors. With respect to each Purchased Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Purchased Loan that is cross-collateralized and cross defaulted with another Purchased Loan, no Purchased Loan has a Mortgagor that is an affiliate of another Mortgagor.

(37)	Fee Simple Interest. Except with respect to the Purchased Loans covered by paragraph (48), the Purchased Loan is secured in whole or in material part by the fee simple interest in the related Mortgaged Property.

(38)	Recourse. Each Purchased Loan is non-recourse to the related Mortgagor except that the Mortgagor and a natural person (or an entity with assets other than an interest in the Mortgagor) as guarantor have agreed to be liable with respect to losses incurred due to (i) fraud and/or other intentional material misrepresentation, (ii) misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the mortgagee or applied to the Mortgaged Property in the ordinary course of business, (iii) misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or (iv) breach of the environmental covenants in the related Purchased Loan documents.

(39)	Access; Tax Parcels. Each Mortgaged Property (a) is located on or adjacent to a dedicated road, or has access to an irrevocable easement permitting ingress and egress,

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(b) is served by public utilities, water and sewer (or septic facilities) and (c) constitutes one or more separate tax parcels.

(40)	Financial Statements. Each Mortgage or loan agreement requires the Mortgagor to provide the mortgagee with (i) quarterly (other than for single-tenant properties) and annual operating statements, (ii) quarterly (other than for single-tenant properties) rent rolls listing each lease contributing more than 5% of the in-place base rent and (iii) annual financial statements, which annual financial statements (a) with respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Mortgaged Properties on a combined basis and (b) for each Purchased Loan with an original principal balance greater than $75 million are required to be audited by an independent certified public accountant upon the request of the mortgagee.

(41)	Rent Rolls; Operating Histories. Except with respect to Purchased Loans secured by one or more hospitality properties, the Seller has obtained a rent roll certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Loan. With respect to each Mortgaged Property, the Seller has obtained operating histories (the “Certified Operating Histories”) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Loan. The Certified Operating Histories collectively report on operations for (a) a continuous period of at least three years or (b) in the event the Mortgaged Property was owned or operated in its current form by the Mortgagor or an affiliate for less than three years prior to origination, then for a continuous period from the date that such Mortgaged Property was first owned or operated in its current form by the Mortgagor or an affiliate through the end of the calendar month most recently ended prior to origination, it being understood however that for Mortgaged Properties acquired with the proceeds of a Purchased Loan, Certified Operating Histories may not have been available.

(42)

Defeasance. If the Purchased Loan permits defeasance, the Purchased Loan documents (A) permit defeasance or partial defeasance (1) no earlier than two years after the date of origination, and (2) only with substitute collateral constituting “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, in an amount sufficient to make all scheduled payments under the Mortgage Note through the related maturity date (or first day of the open period) and the balloon payment that would be due on such date, (B) require the delivery of (or otherwise contain provisions pursuant to which the mortgagee can require delivery of) (i) an opinion to the effect that such mortgagee has a first priority security interest in the defeasance collateral, (ii) an accountant’s certification as to the adequacy of the defeasance collateral to make all payments required under the related Purchased Loan through the related maturity date (or first day of the open period) and the balloon payment that would be due on such date, (iii) an opinion of counsel that the defeasance complies with all applicable REMIC Provisions, and (iv) assurances from the rating agencies that the defeasance will not result

16

in the withdrawal, downgrade or qualification of the ratings assigned to the certificates and (C) contain provisions pursuant to which the mortgagee can require the Mortgagor to pay expenses associated with a defeasance (including reasonable rating agencies’ fees, accountant’s fees and attorneys’ fees, subject in certain cases to a cap on such fees and expenses). Such Purchased Loan (or related Whole Loan, as applicable) was not originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages.

(43)	Authorization in Jurisdiction. To the extent required under applicable law and necessary for the enforcement of the Purchased Loan, as of the date of origination and at all times it held the Purchased Loan, the originator of such Purchased Loan (or related Whole Loan, as applicable) was authorized to do business in the jurisdiction in which the related Mortgaged Property is located.

(44)	Capital Contributions. Neither the Seller nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Purchased Loan documents.

(45)	Subordinate Debt. Except with respect to the Junior Interest of any Whole Loan or any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, none of the Mortgaged Properties are encumbered by any lien securing the payment of money of equal priority with, or superior to, the lien of the related Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date) and debt permitted pursuant to paragraph (21)(b)(ii). As of the date of origination of the related Purchased Loan and, to the Seller’s knowledge, as of the Purchase Date, except with respect to the Junior Interest of any Whole Loan or any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, none of the Mortgaged Properties are encumbered by any lien securing the payment of money junior to the lien of the related Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date) and debt permitted pursuant to paragraph (21)(b)(ii).

(46)	Condemnation. In the case of any Purchased Loan (or Whole Loan, if applicable) originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Loan (or Whole Loan, if applicable) in an amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration), the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least (x) 80% of the remaining principal balance of the Purchased Loan (or Whole Loan, if applicable) or (y) the fair market value of the Mortgaged Property immediately before the release.

(47)	Release of Cross-Collateralization. In the case of any Purchased Loan (or Whole Loan, if applicable) originated after December 6, 2010, no such Purchased Loan (or Whole Loan,

17

if applicable) that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Loan (or Whole Loan, if applicable) permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(48)	Ground Lease Representations and Warranties. With respect to each Purchased Loan secured by a leasehold interest (except with respect to any Purchased Loan also secured by the corresponding fee interest in the related Mortgaged Property), the Seller represents and warrants the following with respect to the related Ground Lease:

(a)	Such Ground Lease or a memorandum thereof has been or will be duly recorded and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(b)	Upon the foreclosure of the Purchased Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the mortgagee and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(c)	Subject to the limitations on and exceptions to enforceability set forth in paragraph (5), such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the mortgagee and any such action without such consent is not binding on the mortgagee, its successors or assigns, except that termination or cancellation without such consent may be binding on the mortgagee if (i) an event of default occurs under the Ground Lease, (ii) notice is provided to the mortgagee and (iii) such default is curable by the mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(d)	Such Ground Lease is in full force and effect and other than payments due but not yet 30 days or more delinquent, (i) there is no material default, and (ii) to the actual knowledge of the Seller, there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller elsewhere in this Exhibit VI or in any of the exceptions to the representations and warranties in Exhibit C hereto.

(e)	The Ground Lease or ancillary agreement between the lessor and the lessee (i) requires the lessor to give notice of any default by the lessee to the mortgagee and (ii) provides that no notice given is effective against the mortgagee unless a copy has been delivered to the mortgagee in the manner described in the ground lease or ancillary agreement.

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(f)	The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, other than the ground lessor’s fee interest and Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(g)	The mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease) to cure any curable default under such Ground Lease after receipt of notice of such default before the lessor thereunder may terminate such Ground Lease.

(h)	Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the mortgagee if the mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the Stated Maturity Date or if such Purchased Loan is fully amortizing, extends not less than 10 years after the amortization term for the Purchased Loan.

(i)	Under the terms of the Ground Lease and the related Purchased Loan documents (including, without limitation, any estoppel or consent letter received by the mortgagee from the lessor), taken together, any related insurance proceeds or condemnation award (other than de minimis amounts for minor casualties or in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Purchased Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the ground lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Purchased Loan).

(j)	The Ground Lease does not restrict the use of the related Mortgaged Property by the lessee or its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage.

(k)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

(l)	The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

Other. For purposes of these representations and warranties, the term “to the Seller’s actual knowledge” shall mean that an officer, employee or agent of the Seller responsible for the underwriting, origination and sale or servicing of the Purchased Loans does

19

not actually know of any facts or circumstances that would cause such person to believe that such representation or warranty was inaccurate. The “actual knowledge” of any such Seller shall be deemed to include the actual knowledge of any servicer servicing a Purchased Loan on behalf of the Seller. The “actual knowledge of any servicer” shall mean that an officer or employee of the servicer responsible for the servicing of the Purchased Loans does not actually know of any facts or circumstances that would cause such person to believe that such representation or warranty was inaccurate.

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EXHIBIT VII

COLLATERAL TAPE

Control Number
Loan Number
Loan / Property Flag
Number of Properties
Seller
Property Name
Street Address
City
State
County
Zip Code
Property Type
Property Type Detail
Year Built
Year Renovated
Number of Units
Unit Description
Loan per Unit
Original Balance
Cut-off Date Balance as of [7/6/2011]
Allocated Cut-off Date Balance (multi-property)
% of Initial Pool Balance
Pari Passu Split (Y/N)
Interest Rate
Administrative Fee
Monthly Payment
Annual Debt Service
Interest Accrual Method
Origination Date
First Payment Date
Last IO Payment Date
First P&I Payment Date
Payment Date
Grace Days - Late Fee
Grace Days - Default
Amort Type
Original Interest Only Term
Remaining Interest Only Term
Original Loan Term
Remaining Loan Term
Original Amortization Term
Remaining Amortization Term
Seasoning
Maturity Date

Hyper Amortizing Loan
Hyper Am Loan Maturity Date
Balloon Balance
Lockbox
Cash Management
Cross Collateralized (Y/N)
Cross Collateralized Group
Lockout Period
Lockout Expiration Date
Prepayment / Defeasance Begin Date
Prepayment / Defeasance End Date
Open Period Begin Date
Open Period
Prepayment Type
Prepay Description
YM Index
YM Discount
YM Margin
YM Calculation Method
Day Prepayment Permitted
Due On Sale
Due on Encumbrance
B Note Original Amount
B Note Cut-Off Date Balance
B Note Interest Rate
B Note Annual Payment
B Note Maturity Date
Whole Loan Original Balance
Whole Loan Cut-Off Date Balance
Whole Loan Interest Rate
Whole Loan Annual Payment
Whole Loan LTV
Whole Loan DSCR
Name of Mezzanine Lender
Mezzanine Debt Original Amount
Mezzanine Debt Cut-Off Date Balance
Mezzanine Debt Interest Rate
Mezzanine Debt Annual Payment
Mezzanine Debt Maturity Date
Total Loan Original Balance
Total Loan Cut-Off Date Balance
Total Loan Interest Rate
Total Loan Annual Payment
Total Loan LTV
Total Loan DSCR
Other Subordinate Debt Balance
Other Subordinate Debt Type
Future Debt Allowed?

2

Assumable?
Assumption Fee
Appraiser Designation
Appraisal FIRREA (Y/N)
Appraisal Date
Appraisal Value
Stabilized Appraisal Date
Stabilized Appraised Value
Cut-off Date LTV
Scheduled Maturity Date LTV
Occupancy %
Occupancy As of Date
Largest Tenant (Based on Square Footage)
Largest Tenant Sq. Ft.
Largest Tenant Lease Expiration
Second Largest Tenant
Second Largest Tenant Sq. Ft.
Second Largest Tenant Lease Expiration
Third Largest Tenant
Third Largest Tenant Sq. Ft.
Third Largest Tenant Lease Expiration
Fourth Largest Tenant
Fourth Largest Tenant Sq. Ft.
Fourth Largest Tenant Lease Expiration
Fifth Largest Tenant
Fifth Largest Tenant Sq. Ft.
Fifth Largest Tenant Lease Expiration
Single Tenant (Y/N)
Engineering Report Date
Phase I Date
Phase II Performed (Y/N)
Phase II Date
SEL %
Seismic Report Date
Earthquake Insurance Required (Y/N)
Terrorism Insurance Required (Y/N)
Lien Position
Ownership Interest
Ground Lease (Y/N)
Ground Lease Payment (Annual)
Ground Lease Expiration Date
Ground Lease Extension (Y/N)
# of Ground Lease Extension Options
Ground Lease Expiration Date with Extension
2008 NOI Date
2008 NOI
2008 NCF
2008 NCF DSCR

3

2009 NOI Date
2009 NOI
2009 NCF
2009 NCF DSCR
2010 NOI Date
2010 NOI
2010 NCF
2010 NCF DSCR
Partial Year Date (if past 2010)
Partial Year # of months
Partial Year Description
Partial Year NOI
Partial Year NCF
Partial Year NCF DSCR
Underwritten Revenue
Underwritten Expenses
Underwritten NOI
Underwritten NOI DSCR
Debt Yield on Underwritten NOI
Underwritten Replacement Reserve
Underwritten TI/LC Reserve
Underwritten Other Reserve
Underwritten NCF
Underwritten NCF DSCR
Debt Yield on Underwritten NCF
Upfront RE Tax Reserve
Ongoing RE Tax Reserve
Upfront Insurance Reserve
Ongoing Insurance Reserve
Upfront Replacement Reserve
Ongoing Replacement Reserve
Replacement Reserve Caps
Upfront TI/LC Reserve
Ongoing TI/LC Reserve
TI/LC Caps
Upfront Debt Service Reserve
Ongoing Debt Service Reserve
Upfront Deferred Maintenance Reserve
Ongoing Deferred Maintenance Reserve
Upfront Environmental Reserve
Ongoing Environmental Reserve
Upfront Other Reserve
Ongoing Other Reserve
Other Reserve Detail / Description
Letter of Credit?
LOC Balance
Letter of Credit Description
Release Provisions (Y/N)

4

Loan Purpose
If Acquisition, Purchase Price
Borrower Name
Principal / Sponsor
Recourse
Related Sponsor
Borrower SPE (Y/N)
Property Manager
Franchise Flag (Hotel Only)
Utilities Paid by Tenant
# of Studios
Studio Avg. Rents
# of One Bedroom Units
One Bedroom Avg. Rents
# of Two Bedroom Units
Two Bedroom Avg. Rents
# of Three Bedroom Units
Three Bedroom Avg. Rents
# of Four Bedroom Units
Four Bedroom Avg. Rents
# of Five Bedroom Units
Five Bedroom Avg. Rents
Elevators (Y/N)
Section 42 Units? (Y/N)
Section 8 Units? (Y/N)
Student / Military / Other Concentration? (Y/N)
# of Sponsor Owned Units that are Rented or Available for Rent
Sponsor Owned Units Avg. Rent
# of Owner Occupied or Vacant Units Not Available For Rent
# of Manufactured Housing Pads
Average Rent Per Pad
Total Gross Income of Park
Total Gross Income of MH Pads Only
Total Gross Income From All Sources
Total Gross Income Retail and Commercial Only
Loan Group
ADR
RevPar

5

EXHIBIT VIII

FORM OF TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Master Repurchase Agreement, dated as of October 27, 2011 (the “Agreement”), between Citibank, N.A. (“Buyer”) and RAIT CMBS Conduit I, LLC (“Seller”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Eligible Loans:	[_________________]

Aggregate Principal Amount of Proposed Eligible Loans	[_________________]

Name and address for communications:	Buyer:
Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Richard Schlenger
Telephone: (212) 816-7806
Telecopy: (212) 816-8307

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Telephone: (212) 839-8735
Telecopy: (212) 839-5599

Seller:

RAIT CMBS Conduit I, LLC,
c/o RAIT Financial Trust
450 Park Avenue
New York, NY 10022
Attention: Ron Wechsler and Scott Davidson
Telephone: (212) 735-1490
Telecopy: (212) 735-1499

with a copy to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esq., Corporate Counsel
Telephone: (215) 243-9019
Telecopy: (215) 405-2945

And, if the notice is being sent under Section 4(a), with a copy to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: James Sebra, Chief Accounting Officer
Telephone: (215) 243-9000
Telecopy: (215) 243-9097

2

SELLER:

RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:
Name:
Title:

3

Schedule 1 to Transaction Request

(Attachments: Collateral Tape and Conduit Loan Due Diligence Checklist)

Eligible Loans:

Aggregate Principal Amount of Eligible Loans: $[                            ]

4

EXHIBIT IX

FORM OF IRREVOCABLE DIRECTION LETTER

[SELLER]

[LETTERHEAD]

IRREVOCABLE DIRECTION LETTER

AS OF [        ], 20[    ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [             ], 20[    ], by and among [ ] (the “Borrower”), as borrower, and RAIT CMBS Conduit I, LLC (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[             ] loan made by the Lender to the Borrower on [             ], 20[    ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as October 27, 2011 (as the same may be amended and/or restated from time to time, the “Repo Agreement”), with Citibank, N.A. (“Citi”), 388 Greenwich Street, New York, New York 10013, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Citi. This assignment shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Direction of Funds. In connection with Lender’s obligations under the Repo Agreement, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account at [                    ] for the benefit of Citi:

________________

________________

________________

Account: _____________

Attn: ____________________

This direction shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

Very truly yours,

RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company

By:	RAIT Funding, LLC, a Delaware limited liability company, its sole Member

	By:	Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member

By:
Name:
Title:

Date: [ ], 20[ ]

Agreed and accepted this [     ]

day of [         ], 20[    ]

[                                      ]

By:
Name:
Title:

2